UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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                REX ENERGY CORPORATION

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Rex Energy Corporation

476 Rolling Ridge Drive, Suite 300

State College, Pennsylvania 16801

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 24, 2010

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Stockholders of Rex Energy Corporation (the “Company”) will be held on June 24, 2010 at The Ramada Conference Center State College, 1450 S. Atherton Street, State College, Pennsylvania 16801 at 1:00 p.m., local time (the “Annual Meeting”). The Annual Meeting will be held for the following purposes:

I.	The election of six (6) directors nominated by the Company’s Board of Directors to serve until the 2011 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified;

II.	The ratification of the appointment of Malin, Bergquist & Company, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and

III.	The transaction of any other business as may properly come before the Annual Meeting.

Enclosed with this Notice is a Proxy Statement, Proxy Card and business reply postage-paid envelope. The accompanying Proxy Statement contains information regarding the matters that you will be asked to consider and vote on at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 24, 2010. The Proxy Statement, Proxy Card and 2009 Annual Report to Stockholders are available at http://www.rexenergy.com/annualmeeting.

The Board of Directors has fixed the close of business on April 27, 2010 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. However, if you are unable to attend in person and wish to have your shares voted, YOU MAY VOTE BY TELEPHONE, THE INTERNET OR BY COMPLETING, SIGNING, DATING AND MAILING THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION CARD IN THE ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE.

By Order of the Board of Directors,

Christopher K. Hulburt

Secretary

State College, Pennsylvania

April 30, 2010

i

REX ENERGY CORPORATION

476 Rolling Ridge Drive, Suite 300

State College, Pennsylvania 16801

PROXY STATEMENT

Annual Meeting of Stockholders

We are furnishing this proxy statement to you on behalf of the Board of Directors (the “Board”) of Rex Energy Corporation, a Delaware corporation (the “Company”), to solicit proxies for use at our 2010 Annual Meeting of Stockholders (the “Annual Meeting”) or any adjournment or postponement thereof. The Annual Meeting is scheduled to be held on Thursday, June 24, 2010 at The Ramada Conference Center State College, 1450 S. Atherton Street, State College, Pennsylvania 16801 at 1:00 p.m., local time. The Company’s telephone number is (814) 278-7267 and our mailing address is 476 Rolling Ridge Drive, Suite 300, State College, Pennsylvania 16801.

This proxy statement is dated April 30, 2010. We are first mailing this proxy statement and the enclosed proxy card on or about April 30, 2010.

QUESTIONS AND ANSWERS

When and where will the Annual Meeting be held?

The Annual Meeting is scheduled to be held at The Ramada Conference Center State College, 1450 S. Atherton Street, State College, Pennsylvania 16801 on June 24, 2010 at 1:00 p.m., local time.

What matters will be voted on at the Annual Meeting?

You are being asked to vote on the following matters:

•	the election of six (6) directors nominated by the Board to serve until the 2011 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified; and

•	the ratification of the appointment of Malin, Bergquist & Company, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

Who is entitled to vote at the meeting?

Our Board has set April 27, 2010 as the record date for the Annual Meeting (the “Record Date”). Stockholders of record as of the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof. A list of such stockholders, arranged in alphabetical order and showing the address of and the number of shares registered in the name of each such stockholder, will be available for examination by any stockholder for any proper purpose relating to the Annual Meeting during ordinary business hours for a period of at least ten days prior to the Annual Meeting at the principal offices of the Company located at 476 Rolling Ridge Drive, Suite 300, State College, Pennsylvania 16801.

How many shares can vote?

As of the Record Date, we had outstanding 44,000,710 shares of common stock, which constitute our only outstanding voting securities. Each stockholder is entitled to one vote for each share of common stock held as of the Record Date.

What constitutes a quorum?

A quorum is the number of shares that must be present to hold the meeting. The quorum requirement for the Annual Meeting is a majority of the outstanding shares as of the Record Date, present in person or represented by proxy. Abstentions and broker non-votes, which are described in more detail below, are counted as shares present at the Annual Meeting for purposes of determining whether a quorum exists.

What is the difference between holding shares as a “registered stockholder” and as a “beneficial owner”?

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Registered Stockholder: A registered stockholder holds shares registered directly in his name with the Company’s transfer agent. As a registered stockholder, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting.

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Beneficial Owners: If your shares are held through a bank, broker or other nominee, you are the “beneficial owner” of shares held in “street name”, and these proxy materials are being forwarded to you by your bank, broker or other nominee which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote by completing the instructions provided to you by your bank, broker or other nominee. However, since you are not a registered stockholder, you may not vote these shares in person at the Annual Meeting unless you obtain a valid proxy from your bank, broker or other nominee (who is a registered stockholder), giving you the right to vote the shares.

What is a broker non-vote?

Generally, a broker non-vote occurs when a bank, broker or other nominee that holds shares in “street name” for customers is precluded from exercising voting discretion on a particular proposal because (1) the beneficial owner has not instructed the bank, broker or other nominee how to vote, and (2) the bank, broker or other nominee lacks discretionary voting power to vote such shares. A bank, broker or other nominee does not have discretionary voting power with respect to the approval of “non-routine” matters absent specific voting instructions from the beneficial owners of such shares.

The proposal to elect six (6) directors is considered a non-routine matter which banks, brokers and other nominees are not allowed to vote unless they have received voting instructions from the beneficial owner of such shares. Your bank, broker or other nominee will send you instructions on how you can instruct them to vote on this proposal. If you do not provide voting instructions, your bank, broker or other nominee will not vote your shares on this proposal.

The proposal to ratify the appointment of Malin, Bergquist & Company, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010 is considered a routine matter on which banks, brokers and other nominees may vote in their discretion on behalf of beneficial owners who have not provided voting instructions. Your bank, broker or other nominee will send you instructions on how you can instruct them to vote on this proposal. If you do not provide voting instructions, your bank, broker or other nominee will have discretionary authority to vote your shares with respect to this proposal.

How many votes are needed for approval of each proposal?

•	Election of directors

The election of each of the directors requires the affirmative “FOR” vote of a plurality of the shares of our common stock cast at the Annual Meeting. You may vote “FOR” or “WITHHOLD” with respect to election of directors. As the election of directors is a non-routine matter under applicable rules, your bank, broker or other nominee cannot vote without instructions from you. Therefore, although there may be broker non-votes on this proposal, only votes “FOR” or “WITHHOLD” are counted in determining whether a plurality has been cast in favor of a director. Broker non-votes, if any, will not affect the outcome on the election of directors.

•	Ratification of independent registered public accounting firm

The ratification of the appointment of Malin, Bergquist & Company, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010 requires the affirmative “FOR” vote of a majority of the shares present in person or represented by proxy at the Annual Meeting. Abstentions and broker non-votes will be counted toward a quorum and considered shares present in person or by proxy and entitled to vote. Accordingly, abstentions and broker non-votes will have the effect of a vote “AGAINST” this proposal, however banks, brokers and other nominees may vote on the ratification of an independent registered public accounting firm, so no broker non-votes are expected to exist in connection with this proposal.

How does the Board recommend I vote on the proposals?

The Board unanimously recommends that you vote your shares as follows:

•	“FOR” the election of the Board’s six (6) director nominees; and

•	“FOR” the ratification of the appointment of Malin, Bergquist & Company, LLP.

Are there any other matters to be addressed at the Annual Meeting?

We know of no other matters to be presented for stockholder action at the Annual Meeting, but if other matters are brought before the Annual Meeting or at any adjournment or postponement thereof, the officers named in your proxy intend to take such action as in their judgment is in the best interest of the Company and its stockholders.

How do I cast my vote?

If you are a registered stockholder, you may vote in person at the Annual Meeting. However, to ensure that your shares are represented at the Annual Meeting, you are recommended to vote promptly by proxy by taking any of the following steps, even if you plan to attend the Annual Meeting in person:

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By Mail: Mark your vote, sign and date your proxy card and return it in the pre-addressed postage-paid envelope provided. If you received more than one proxy card (which means that you have shares in more than one account), you must mark, sign, date and return each proxy card or use an alternative voting method. Any proxy card mailed must actually be received prior to the Annual Meeting;

•	By Telephone: Call the toll-free telephone number shown on your proxy card and follow the instructions; or

•	By Internet: Visit the web site shown on your proxy card and follow the instructions. Internet voting is available 24 hours a day.

•	If you vote by telephone or Internet, your voting instructions must be received by 11:59 p.m., Eastern Daylight Savings Time, on June 23, 2010.

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If you are not a registered stockholder, but instead hold your shares in “street name” through a bank, broker or other nominee, please follow the instructions from your bank, broker or other nominee describing how to vote your shares.

How will my proxy be voted?

All properly executed proxies, unless revoked as described below, will be voted at the Annual Meeting or any adjournments or postponements thereof in accordance with your directions on the proxy. With respect to the election of directors, you may vote “FOR” all nominees, “WITHHOLD” your vote for all nominees, or “WITHHOLD” your vote as to one or more specific nominees. If a properly executed proxy does not provide instructions, the shares of common stock represented by your proxy will be voted:

•	“FOR” the election of the Board’s six (6) director nominees to serve until the Company’s 2011 Annual Meeting;

•	“FOR” the ratification of the appointment of Malin, Bergquist & Company, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and

•	at the discretion of the proxy holders with regard to any other matter that is properly presented at the Annual Meeting.

Can I revoke my proxy?

Yes. If you hold your shares as the registered stockholder, you may revoke your proxy at any time prior to the vote at the Annual Meeting by:

•	delivering a written notice revoking your proxy to the Company’s Secretary at the address above;

•	delivering a new proxy bearing a date after the date of the proxy being revoked;

•	voting later by telephone (prior to 11:59 p.m., Eastern Daylight Savings Time on June 23, 2010), if you previously voted by telephone;

•	voting later by the Internet (prior to 11:59 p.m., Eastern Daylight Savings Time on June 23, 2010), if you previously voted by the Internet; or

•	voting in person at the Annual Meeting.

Attending the Annual Meeting alone will not revoke your proxy. If you are not a registered stockholder, but instead hold your shares in “street name” through a bank, broker or other nominee, the above-described options for revoking your proxy do not apply. Instead, you will need to follow the instructions provided to you by your bank, broker or other nominee in order to revoke your proxy and submit new voting instructions.

Where can I find the voting results of the meeting?

The preliminary voting results will be announced at the Annual Meeting. The Company will publish final voting results of the Annual Meeting in a Current Report on Form 8-K within four (4) business days after the Annual Meeting.

Who is soliciting this proxy? Who will bear the cost?

The Board is soliciting this proxy. We will bear the cost of the solicitation. In addition to the use of mail, our directors, officers and employees, without additional compensation, may solicit proxies by personal interview, telephone, telegram, electronic mail or otherwise. We may also make arrangements with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of soliciting material to the beneficial owners of common stock held of record by those owners. We will reimburse those brokers, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection with that service.

What does it mean if I get more than one proxy card or set of instructions from a bank, broker or other nominee?

Your shares may be registered in more than one account. You should vote each proxy card you receive and follow each set of instructions from your bank, broker or other nominee.

Who can help answer your questions?

If you have any questions about any of the proposals to be presented at the Annual Meeting or how to submit your proxy card, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, you should contact our Investor Relations Department by telephone at (814) 278-7267 or by mail at 476 Rolling Ridge Drive, Suite 300, State College, Pennsylvania 16801. In addition, information regarding the Annual Meeting is available via the Internet at our website www.rexenergy.com/annualmeeting.

YOUR VOTE IS IMPORTANT. IF YOU ARE A REGISTERED STOCKHOLDER, YOU MAY VOTE BY TELEPHONE, INTERNET OR BY COMPLETING, SIGNING, DATING AND MAILING THE PROXY CARD IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE. IF YOU ARE A BENEFICIAL OWNER, PLEASE FOLLOW THE VOTING INSTRUCTIONS OF YOUR BANK, BROKER OR OTHER NOMINEE PROVIDED WITH THIS PROXY STATEMENT AS PROMPTLY AS POSSIBLE.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING PROPOSAL ONE: ELECTION OF DIRECTORS

On April 26, 2010, the Board adopted a resolution to increase the size of the Board from five (5) to six (6) members. To fill the vacancy created by such increase, the Board appointed Eric L. Mattson to serve until the Annual Meeting. Each of the Company’s current directors serves a term that expires at the Annual Meeting. Upon recommendation of the Nominating and Governance Committee, the Board has nominated the newly appointed director Eric L. Mattson and incumbent directors Lance T. Shaner, Benjamin W. Hulburt, Daniel J. Churay, John W. Higbee and John A. Lombardi to be re-elected by our stockholders entitled to vote at the Annual Meeting. The director nominees, if elected, will serve until the 2011 Annual Meeting of Stockholders, or until their successors are duly elected and qualified, or their earlier resignation or removal. Mr. Shaner, Mr. Hulburt, Mr. Churay, Mr. Higbee, Mr. Lombardi and Mr. Mattson have each indicated a willingness to serve as a director if elected.

If any director nominee becomes unable or unwilling to stand for election as a director, which is not currently anticipated, it is intended that the shares represented by proxies will be voted for the election of such other person or persons as the Board may nominate.

Benjamin W. Hulburt, our President and Chief Executive Officer, and a nominee for re-election as a director, is the brother of Christopher K. Hulburt, our Executive Vice President, Secretary and General Counsel. No other nominee has any family relationship with any other director or executive officer of the Company.

The Board unanimously recommends a vote “FOR” the election of each of the Board’s six director nominees listed below.

Name	Age	Position
Lance T. Shaner	56	Chairman
Benjamin W. Hulburt	36	President, Chief Executive Officer and Director
Daniel J. Churay	47	Director; Chairman of Compensation Committee
John W. Higbee	67	Director; Chairman of Nominating and Governance Committee
John A. Lombardi	44	Director; Chairman of Audit Committee
Eric L. Mattson	58	Director

Lance T. Shaner has been Chairman and a director of the Company since March 2007. Mr. Shaner founded our wholly owned subsidiary, PennTex Resources, L.P., in 1996, and co-founded and served as an officer of all of the Rex Energy affiliated companies before our initial public offering in July 2007. From March 2004 to September 2006, Mr. Shaner served as the Chief Executive Officer and Chairman of our wholly owned subsidiary, Rex Energy Operating Corp. Since its inception in 1984, Mr. Shaner has served as Chairman and Chief Executive Officer of Shaner Hotels, a privately held hotel company. Mr. Shaner received his Bachelor of Arts degree in History from the University of Alfred.

Benjamin W. Hulburt has been a director of the Company since March 2007. Mr. Hulburt has been Chief Executive Officer of the Company since March 2007 and assumed the duties of President of the Company in February 2008. Mr. Hulburt co-founded the first Rex Energy company in 2001 and has co-founded and has served as an officer of all of the Rex Energy affiliated companies since that time. Beginning in March 2004, Mr. Hulburt served as President of Rex Energy Operating Corp. and was named its Chief Executive Officer in October 2006. From January 2001 to February 2004, Mr. Hulburt served as Chief Financial Officer for Douglas Oil & Gas Limited Partnership. Before November 2000, Mr. Hulburt served on active duty as a commissioned officer in the United States Army for four years, leaving the service holding the rank of Captain. Mr. Hulburt received his Bachelor of Science degree in Finance from The Pennsylvania State University.

Daniel J. Churay has been a director of the Company since October 2007. Since 2002, Mr. Churay has served as the Executive Vice President, General Counsel and Secretary of YRC Worldwide Inc., a publicly traded, Fortune 500 company that is one of the largest transportation services providers in the world. Mr. Churay received a Bachelor of Arts degree in Economics from The University of Texas at Austin and a Juris Doctorate from the University of Houston Law Center.

John W. Higbee has been a director of the Company since October 2007. Mr. Higbee was a partner of Arthur Andersen LLP for over twenty years until his retirement in 2001. At Arthur Andersen, Mr. Higbee served in various management positions, including as the head of the Pittsburgh, Pennsylvania audit practice from 1982 until 1998. Since 2003, Mr. Higbee has served as an independent business consultant to several companies regarding public accounting matters, including Sarbanes-Oxley Act compliance. From September 2004 until August 2006, Mr. Higbee was the Vice President and Chief Financial Officer of the Fullington Auto Bus Company, a privately held company engaged in inter and intra city bus transportation. From April 2002 to August 2003, Mr. Higbee was Chief Financial Officer of Le-Nature’s, Inc., a privately held company engaged in the all-natural beverage business. From February 2004 until March 2006, Mr. Higbee was a director and Chairman of the Audit Committee of World Health Alternatives, Inc., a publicly traded company providing healthcare staffing services to hospitals and other healthcare facilities. From October 2001 to November 2006, Mr. Higbee was a director of Rent-Way, Inc., a publicly traded company that was engaged in the rental-purchase business. Mr. Higbee served on the Audit and Finance committees of Rent-Way’s Board of Directors, becoming the Chairman of the Audit Committee in December 2003. Mr. Higbee received a Bachelor of Science in Accounting from The Pennsylvania State University and is a certified public accountant.

John A. Lombardi has been a director of the Company since April 2007. Since March 2008, Mr. Lombardi has been a principal at the accounting firm of Hill, Barth & King LLC in its Erie, Pennsylvania office. From February 2007 until March 2008, Mr. Lombardi was self-employed as an accounting and financial reporting consultant. Mr. Lombardi was the Senior Vice President and Chief Financial Officer for Rent-Way, Inc., a publicly traded furniture and electronics rent-to-own company, from December 2005 to February 2007 when the company was acquired by Rent-A-Center, Inc. He was Vice President, Corporate Controller and Chief Accounting Officer of Rent-Way, Inc. from April 2001 to December 2005. From August 1997 to April 2001, Mr. Lombardi served as the Chief Financial Officer and Treasurer at Community Rehab Centers, Inc. During 1996 and 1997, he served as Executive Vice President, Chief Financial Officer and Treasurer of Northstar Health Services, Inc. From 1986 to 1996, Mr. Lombardi worked in the audit, business advisory and specialty consulting services practices of Arthur Andersen LLP. Mr. Lombardi is a certified public accountant, a certified insolvency and reorganization accountant, and a certified fraud examiner. Mr. Lombardi holds a Bachelor of Science degree from Gannon University.

Eric L. Mattson has been a director of the Company since April 2010. Mr. Mattson currently serves as the Chief Financial Officer of Select Energy Services, LLC, a privately held oil service company located in Gainesville, Texas. From 2003 to 2007, Mr. Mattson served as Senior Vice President and Chief Financial Officer of VeriCenter, Inc., a private provider of managed hosting services. From November 2002 until October 2003, Mr. Mattson worked as an independent consultant. From September 1999 until November 2002, Mr. Mattson was the Chief Financial Officer of Netrail, Inc., a private Internet backbone and broadband service provider. Netrail filed for Chapter 11 Bankruptcy protection in the Northern Georgia district of the United States Bankruptcy Court in July 2001. In November 2002, the Bankruptcy Court approved Netrail’s plan of liquidation and appointed a trustee to effect the plan. At that time, Mr. Mattson ceased to be the Chief Financial Officer of Netrail. From July 1993 until May 1999, Mr. Mattson served as Senior Vice President and Chief Financial Officer of Baker Hughes Incorporated, a provider of products and services to the oil, gas and process industries. Since March 1995, Mr. Mattson has been a member of the Board of Directors of National Oilwell Varco, Inc., a publicly traded oil service and manufacturing company, and also serves as a member of its audit committee. Mr. Mattson received his Bachelor of Science degree in Economics and an M.B.A. from The Pennsylvania State University.

When considering whether director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to effectively satisfy its oversight responsibilities in light of the Company’s business and structure, the Board and the Nominating and Governance Committee focused primarily on the information discussed in each of the directors’ individual biographies set forth above. In particular, with regard to Mr. Shaner, the Board considered his significant business experience as founder, Chairman and Chief Executive Officer of Shaner Hotels and related companies, his previous employment with the Company and its predecessors, and his role as a founder of the Company. With regard to Mr. Hulburt, the Board considered his previous employment with the Company and its predecessors, his role as a founder of the Company, and his experience in the oil and gas industry. With respect to Mr. Higbee, the Board considered his more than twenty years of experience, expertise and background in financial and accounting matters and his previous experience as a Chief Financial Officer and director of several publicly traded companies. With respect to Mr. Lombardi, the Board considered his significant experience, expertise and background in financial and accounting matters and his previous experience as a Chief Financial Officer of a publicly traded company. With regard to Mr. Churay, the Board considered his strong background and knowledge in corporate governance, public company compliance, executive compensation, management skills and legal matters gained through his experience as general counsel of a publicly traded company and his extensive past experience as legal counsel to companies in the oil and gas, oilfield services and pipeline transportation industries. With regard to Mr. Mattson, the Board considered his extensive background in the oil and gas industry, his experience, expertise and background in financial and accounting matters, and his service as a Chief Financial Officer and director of other publicly traded companies.

THE BOARD, ITS COMMITTEES AND ITS COMPENSATION

The Board

Our Board currently consists of six (6) directors. Under our corporate governance guidelines, the Board represents the stockholders’ interest in perpetuating a successful business and optimizing long-term financial returns in a manner consistent with applicable legal requirements and ethical considerations. The Board is responsible for identifying and taking reasonable action to help assure that we are managed in a way designed to achieve this result. Consistent with the importance of the Board’s responsibilities, each director is expected to be familiar with the Company’s business and public disclosures, to review in advance of Board meetings all related materials distributed to the Board and to attend and participate in meetings of the Board and meetings of any committee of which such director is a member.

During 2009, the Board held 14 meetings, including regularly scheduled and special meetings. During 2009, each director attended at least more than seventy-five percent (75%) of the total number of meetings of the Board and the committees on which he served during the period he was a director. All of the directors then serving on the Board attended our 2009 Annual Meeting of Stockholders.

Director Independence

As part of the Company’s corporate governance practices, and in accordance with NASDAQ rules, the Board has established a policy requiring a majority of the members of the Board to be independent. For a director to be independent, the Board must determine, among other things, that the director does not have any direct or indirect material relationship with the Company. The guidelines for determining director independence are set forth in our Corporate Governance Policy, which is publicly available on our website at www.rexenergy.com under the “Corporate Governance” link under the “Investor Relations” tab. Our Corporate Governance Policy conforms to the independence requirements of the NASDAQ corporate governance standards. Applying these independence standards, the Board has determined that Daniel J. Churay, John W. Higbee, John A. Lombardi and Eric L. Mattson are all independent directors.

Board Committees

The Board has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee, each of which is described below. Each committee operates under a written charter adopted by the Board. All of the charters are publicly available on our website at www.rexenergy.com under the “Corporate Governance” link under the “Investor Relations” tab. You may also obtain a copy of our charters upon written request to our investor relations department at our principal executive offices.

It is the role of the Nominating and Governance Committee to recommend to the Board candidates to serve on the committees. Committee members are elected annually by the Board and serve until their successors are elected and qualified or until their earlier death, retirement, resignation or removal. The table below sets forth the current composition of the Board committees.

	Nominating and Governance Committee	Compensation Committee	Audit Committee
Daniel J. Churay	Member	Chair	Member

John W. Higbee	Chair	Member	Member

John A. Lombardi	Member	Member	Chair

Subject to their re-election at the Annual Meeting, the Board will review the composition of the Board committees for 2010 and may appoint Mr. Mattson to serve on one or more of the Board committees, either as an additional member of the committee or to replace an existing member.

Audit Committee

The Audit Committee oversees our accounting and financial reporting processes and the audits of the Company’s financial statements. Pursuant to its charter, the functions and responsibilities of the Audit Committee include:

•	selecting and hiring (subject to ratification by our stockholders) the independent public accountants to audit our financial statements;

•	establishing the scope of, and overseeing, the annual audit;

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assisting the Board in fulfilling its oversight responsibility to the stockholders, the investment community and others relating to the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence and the performance of our internal audit function;

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overseeing our system of disclosure controls and procedures and system of internal controls regarding financial, accounting, legal compliance and ethics that management and the Board have established; and

•	maintaining free and open communication between the committee and our independent auditors, the internal accounting function and management of our company.

The Audit Committee consists of Messrs. Churay, Higbee and Lombardi. The Board has determined that all members of the Audit Committee meet the independence criteria prescribed by the applicable regulations and rules of the Securities and Exchange Commission (the “SEC”) and is an “independent director” within the meaning of applicable NASDAQ listing standards. In addition, the Board has determined that Messrs. Churay, Higbee and Lombardi each: (i) meet NASDAQ’s financial literacy requirements, (ii) qualify as “audit committee financial experts” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC, and (iii) meet NASDAQ’s financial sophistication requirements. During 2009, the Audit Committee held 9 meetings, including regularly scheduled and special meetings.

Compensation Committee

The Compensation Committee establishes our company’s policies and administers our compensation program with respect to our executive officers. Based on periodic evaluation, the Compensation Committee also makes recommendations to the Board regarding director compensation and our company’s employee benefits program. Pursuant to its charter, the functions and responsibilities of the Compensation Committee include:

•	determining compensation for the Company’s executive officers, including our President and Chief Executive Officer;

•	assisting in developing and reviewing the annual performance goals and objectives of our executive officers, including our President and Chief Executive Officer;

•	assessing the adequacy and competitiveness of our executive compensation program;

•	administering our incentive compensation program and other equity-based compensation plans;

•	reviewing and recommending compensation for our non-employee directors;

•	preparing the Compensation Committee report to be included in our annual proxy statement; and

•	reviewing and evaluating the adequacy of the Compensation Committee charter on an annual basis.

The Compensation Committee has directed the design and implementation of our executive compensation program. Our Compensation Committee is authorized to retain advisors with respect to compensation matters. The Compensation Committee periodically consults with our human resources department and outside advisers and may use survey data that compensation consultants provide in connection with its decisions with respect to executive compensation matters.

The Compensation Committee consists of Messrs. Churay, Higbee and Lombardi. None of the individuals serving on the Compensation Committee has ever been an officer or employee of the Company. The Board has determined that all members of the Compensation Committee satisfy the applicable independence requirements of the NASDAQ listing standards in effect as of the date of this proxy statement. Additionally, all of the members of the Compensation Committee qualify as “non-employee directors” for purposes of SEC requirements, and as “outside directors” for purposes of Section 162(m). During 2009, the Compensation Committee held 7 meetings, including regularly scheduled and special meetings.

Nominating and Governance Committee

The Nominating and Governance Committee nominates candidates to serve on the Board and approves director compensation. The Nominating and Governance Committee is also responsible for monitoring a process to assess director, board and committee effectiveness, developing and implementing our corporate governance guidelines and otherwise taking a leadership role in shaping the corporate governance of our company. Pursuant to its charter, the responsibilities and duties of the Nominating and Governance Committee include:

•	assisting the Board in developing and annually reevaluating a set of specific criteria for Board membership;

•	assessing the size and composition of the Board and its committees and identifying qualities, skills and areas of expertise that will help to strengthen and balance the Board;

•	evaluating each new director candidate and each incumbent director prior to recommending that the Board nominate or re- nominate any such individual for election or reelection;

•

assisting the Board in developing, periodically reassessing and annually evaluating the cooperation of each member of the Board in complying with initial orientation guidelines and continuing education guidelines;

•	reviewing the performance and composition of each committee of the Board and recommending any appropriate changes;

•	recommending members to the Board for its committees; and

•	reviewing the adequacy of the charters of each committee of the Board, including the Nominating and Corporate Governance Committee charter, on an annual basis.

The Nominating and Governance Committee consists of Messrs. Churay, Higbee and Lombardi. During 2009, the Nominating and Governance Committee held 5 meetings, including regularly scheduled and special meetings.

Director Compensation in 2009

In December 2008, the Board amended its non-employee director compensation plan effective January 1, 2009 to provide that each non-employee director would receive a monthly retainer in the amount of $6,000 per month in lieu of all other non-employee director fees. Mr. Shaner voluntarily waived his non-employee director fees for 2009. In May 2009, the Board amended the director compensation plan to provide that each year, following their election at the annual meeting of stockholders of the Company, each non-employee director be granted an option to purchase shares of common stock of the Company exercisable into such number of shares of the Company’s common stock that would cause the Company to incur an expense equal to $50,000 over a three-year period as determined by the Black-Scholes model of stock option valuation as of the date of the grant. The exercise price of such stock options will be equal to the closing price of the Company’s common stock as reported on the Nasdaq Stock Market on the date of the grant. Such options will have a term of ten years and vest ratably over a three-year period, commencing on the one-year anniversary of the date of grant.

The following table sets forth certain information regarding the compensation earned by our non-employee directors during fiscal 2009:

Name	Fees Earned or Paid in Cash	Option Awards(1)(2)	Total
Lance T. Shaner	$—	$50,000	$50,000
John A. Lombardi	$72,000	$50,000	$122,000
Daniel J. Churay	$72,000	$50,000	$122,000
John W. Higbee	$72,000	$50,000	$122,000

(1)

Represents the grant date fair value of awards granted during the indicated year, as determined in accordance with ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Please see the discussion of the assumptions made in the valuation of these awards in Note 14, Employee Benefit and Equity Plans, to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.

(2)

On May 5, 2009, pursuant to our 2007 Long-Term Incentive Plan, we granted an option to purchase 15,347 shares of our common stock to each of our non-employee directors at an exercise price of $5.04 per share. The options were for a term of ten years and vested ratably over a three year period, commencing on the one-year anniversary of the date of grant. The following table sets forth the fair value of all stock options held by our non-employee directors on the grant date and the number of options outstanding at December 31, 2009:

Name	Grant Date Fair Value of Options	Number of Options Outstanding at Year-End
Lance T. Shaner	$50,000	15,347
John A. Lombardi	$397,925	90,347
Daniel J. Churay	$165,975	40,347
John W. Higbee	$165,975	40,347

CORPORATE GOVERNANCE

The Board has established corporate governance practices designed to serve the best interests of our company and our stockholders. In this regard, the Board has, among other things, adopted:

•	a corporate governance policy;

•	a code of ethics for directors, officers and employees;

•	procedures regarding stockholder communications with the Board and its committees; and

•	written charters for the Board’s Audit Committee, Compensation Committee and Nominating and Governance Committee.

The Board reviews and modifies our policies and procedures regularly with respect to compliance with developing standards in the corporate governance area and as appropriate to comply with any new requirements of the SEC or NASDAQ.

Corporate Governance Policy

The Board has adopted a Corporate Governance Policy that sets out our company’s policies regarding, among other things, the Board’s composition, leadership, committees, meeting procedures, the compensation and responsibilities of our directors and the responsibilities of management. A copy of this Corporate Governance Policy is published in the “Corporate Governance” section of the “Investor Relations” section of our website at www.rexenergy.com.

Code of Ethics for Directors, Officers and Employees

The Board has adopted a Code of Ethics for Directors, Officers and Employees (the “Code of Ethics”). The purpose of this code is to focus our directors, officers and employees on areas of ethical risk, provide guidance to help them recognize and deal with ethical issues, provide mechanisms to report unethical or unlawful conduct, and to help enhance and formalize our culture of integrity, honesty and accountability. A copy of the Code of Ethics is published in the “Corporate Governance” section of the “Investor Relations” section of our website at www.rexenergy.com. We intend to make all required disclosures concerning any amendments to, or waivers from, the Code of Ethics on our website.

Stockholder Communications with the Board

The Company encourages any stockholder who desires to communicate with the Board with respect to the stockholder’s views and concerns to do so by writing to the Secretary of the Company, who will assure that the Chairman of the Nominating and Governance Committee receives the correspondence. The address of the Company’s Secretary is Rex Energy Corporation, 476 Rolling Ridge Drive, Suite 300, State College, Pennsylvania 16801.

Board Leadership Structure

Our Corporate Governance Policy provides that the Board has the flexibility to decide whether it is in the best interests of the Company to separate the roles of Chief Executive Officer and Chairman. We currently have a separate Chairman and Chief Executive Officer. Lance T. Shaner serves as our Chairman and Benjamin W. Hulburt serves as our Chief Executive Officer. The Board has determined that having a separate Chairman is in the best interest of our stockholders at this time. This structure ensures a greater role for the independent directors in the oversight of our company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing our Chairman to focus on the general policy for the Company and to lead the Board in its fundamental role of providing advice to, and independent oversight of, management. The Board recognizes the time, effort, and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as the Board’s oversight responsibilities continue to grow. The Board believes, due to the continued leadership and experience provided by these two individuals, that having separate positions is the appropriate leadership structure for the Company at this time and demonstrates our commitment to good corporate governance.

Boards’ Role in Risk Oversight

The Board is actively involved in oversight of risks that could affect the company. Management is responsible for the day-to-day management of risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management.

The Board oversees management of the Company’s commodity price risk through regular review with executive management of the Company’s derivatives strategy, and the oversight of the Company’s policy that limits the Company’s authority to enter into derivative commodity price instruments to a specified level of production, above which management must seek Board approval. Our Board receives regular reports from Benjamin W. Hulburt, our President and Chief Executive Officer and a director, and other members of our senior management who supervise various aspects of our business, including operations, finance, compliance, investor relations and safety and environmental matters, and also receives regular reports from members of our senior management on risk management.

The Audit Committee of the Board is charged by its charter with the responsibility to review and evaluate the Company’s policies and practices with respect to risk assessment and risk management, including the Company’s major financial risk exposures and steps taken by management to monitor and control such exposures and the Company’s litigation management process and insurance management process. The Audit Committee is to regularly update the Board about the Committee’s activities and make appropriate recommendations. Additionally, at Audit Committee meetings, company management may present a particular area of risk, either independently as a result of its assessment of materiality or at the request of the Audit Committee. In carrying out its duties and responsibilities, the Audit Committee is tasked with designing its policies and procedures to be flexible, to ensure that the corporate accounting and financial reporting practices of the Company are appropriately tailored for the Company’s specific business and financial risks. The Audit Committee is also to inquire as to whether the independent or internal auditors have any concerns regarding the possibility of significant accounting or reporting risks or exposures; the appropriateness and quality of significant accounting treatments and whether there has been any aggressive creativity in any such treatments. The Audit Committee works with management in addressing its policies strengths and weaknesses in each area presented or separately assessed.

In addition to the formal compliance program, the Board and the Audit Committee encourage management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day-to-day business operations.

Director Nominations and Qualifications

The Nominating and Governance Committee selects and evaluates candidates for nomination as directors in accordance with the general criteria set forth in its charter, regardless of whether such candidates are recommended to the Nominating and Governance Committee by the Board, stockholders or a third party consultant. Pursuant to the committee charter, each director should be an individual of the highest character and integrity, be free of any conflict of interest that would violate applicable law or regulation or interfere with the responsibilities of a director, and be able to devote sufficient time to the affairs of the Company to develop and maintain a sufficient knowledge of the Company and its industry, to review and analyze reports and other information important to Board and committee responsibilities, and to prepare for and attend Board and committee meetings. In addition, the Nominating and Governance Committee annually re-evaluates and modifies as necessary specific criteria that should be represented by the members of the Board pursuant to the committee charter. In carrying out its function to nominate candidates for election to our board, the Nominating and Governance Committee considers the mix of skills, experience, character, commitment and diversity – diversity being broadly construed to mean a variety of opinions, perspectives, experiences and backgrounds, such as gender, race and ethnicity differences, as well as other differentiating characteristics, all in the context of the requirements of our Board at that point in time. In furtherance of our Board’s goal of identifying and selecting nominees, our Board has adopted nominating policies and procedures which are available in the “Corporate Governance” section of the “Investor Relations” section of our website at www.rexenergy.com.

PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF MALIN, BERGQUIST & COMPANY, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010

The Audit Committee has appointed Malin, Bergquist & Company, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010. The Board is asking stockholders to ratify this appointment. Although the Company is not required to obtain stockholder ratification of the appointment of Malin, Bergquist & Company, LLP, the Board considers the selection of an independent registered public accounting firm to be an important matter to stockholders and considers a proposal for stockholders to ratify such appointment to be an opportunity for stockholders to provide input to the Audit Committee and the Board on a key corporate governance issue. The Audit Committee believes it to be in the best interests of our stockholders to retain Malin, Bergquist & Company, LLP as our independent registered public accountants for the fiscal year ending December 31, 2010. If the stockholders fail to ratify the selection, the Audit Committee may reconsider whether or not to retain Malin, Bergquist & Company, LLP. Even if the selection is ratified, the Audit Committee in its discretion may appoint a different independent public accounting firm at any time during the year if it determines that such a change would be in our best interests and those of our stockholders.

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting is required to ratify the appointment of Malin, Bergquist & Company, LLP. Abstentions and broker non-votes will be counted toward a quorum and considered shares present in person or by proxy and entitled to vote. Accordingly, abstentions and broker non-votes will have the effect of a vote “AGAINST” this proposal, however banks, brokers and other nominees may vote on the ratification of an independent registered public accounting firm, so no broker non-votes are expected to exist in connection with this proposal

Representatives of Malin, Bergquist & Company, LLP are expected to be present at the Annual Meeting and will be offered the opportunity to make a statement if they so desire. They will also be available to answer questions.

The Board unanimously recommends a vote “FOR” the proposal to ratify Malin, Bergquist & Company, LLP as our independent registered public accounting firm.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit and Audit-Related Fees

Our independent registered public accounting firm for 2009, 2008 and 2007 was Malin, Bergquist & Company, LLP. The fees billed to us by Malin, Bergquist & Company, LLP for the years 2009 and 2008 are shown in the table below ($ in thousands).

	Year Ended December 31,
	2009	2008
Audit fees(1)	$434	$434
Audit related fees(2)	31	24
Tax fees	—	—
All other fees	—	—

	$465	$458

(1)

Audit fees consist of amounts paid for professional services rendered by Malin, Bergquist & Company, LLP for the audit of our annual financial statements, for the review of the financial statements included in our quarterly reports on Form 10-Q and for services that are normally provided by the accountants in connection with statutory and regulatory filings or engagements and private placements, including but not limited to registration statements on Forms S-3 and S-8, for the years ended December 31, 2009 and December 31, 2008.

(2)

Audit-related fees shown in the table above consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations in connection with acquisitions, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Pre-Approval Policies and Procedures

The Audit Committee has the sole authority to appoint or replace the independent registered public accounting firm and is directly responsible for the compensation and oversight of the work of the independent registered public accounting firm. The Audit Committee’s policy is to pre-approve all audit and non-audit services provided to the Company by its independent registered public accounting firm (except for items exempt from pre-approval requirements under applicable laws and rules). The Audit Committee has considered whether the non-audit services provided by Malin, Bergquist & Company, LLP are compatible with maintaining Malin, Bergquist & Company, LLP’s independence and has determined that the nature and substance of any non-audit services did not impair the status of Malin, Bergquist & Company, LLP as the Company’s independent registered public accounting firm. The Audit Committee ensures that approval of non-audit services by the independent registered public accounting firm are disclosed to investors in periodic reports filed by the SEC.

AUDIT COMMITTEE REPORT

In connection with its review of the audited financial statements appearing in the Company’s Annual Report on Form 10-K for fiscal year 2009, the Committee:

•	discussed these financial statements with the Company’s management and Malin, Bergquist & Company, LLP, the Company’s independent registered public accounting firm;

•

discussed with Malin, Bergquist & Company, LLP those matters required to be discussed under Statement on Auditing Standards (“SAS”) No. 61 (Communication with Audit Committees), as amended by SAS No. 90 (Audit Committee Communications); and

•

received and reviewed the written disclosures and the letter from Malin, Bergquist & Company, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Malin, Bergquist & Company, LLP their independence.

Based on the review and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal year 2009, as filed with the SEC.

The Committee has selected and engaged Malin, Bergquist & Company, LLP as the Company’s independent registered public accounting firm to audit and report to the Company’s stockholders on the Company’s financial statements for fiscal year 2010.

This report is submitted by the members of the Audit Committee.

The Audit Committee

John A. Lombardi (Chair)

Daniel J. Churay

John W. Higbee

COMPENSATION DISCUSSION AND ANALYSIS

Overview and Background

This section of the proxy statement provides an overview and discussion of our compensation program and policies for our executive officers. The compensation program for our executive officers is designed and administered under the direction of our Compensation Committee, which is comprised of three independent directors. Our “named executive officers” for fiscal year 2009 were (a) Benjamin W. Hulburt, who is our President and Chief Executive Officer; (b) Thomas C. Stabley, who is our Executive Vice President and Chief Financial Officer; (c) our three other most highly compensated executive officers for fiscal year 2009, Christopher K. Hulburt, who is our Executive Vice President, Secretary and General Counsel; Timothy P. Beattie, who is our Senior Vice President and Appalachian Regional Manager; Bryan J. Clayton, who is our Senior Vice President and Illinois Regional Manager, and (d) William L. Ottaviani, our former Executive Vice President and Chief Operating Officer. Information regarding the compensation of our named executive officers is provided under the heading “Executive Compensation” following this section.

Compensation Objectives and Philosophies

Our Compensation Committee has developed formal objectives and philosophies for executive compensation. Our executive compensation program was developed in accordance with these objectives and philosophies.

The following are the executive compensation objectives established by our Compensation Committee:

•	attract and retain talented and experienced executives in the highly competitive oil and gas labor market;

•	motivate and reward executives whose knowledge, skills and performance are critical to our success;

•	align the interests of our executives and stockholders by motivating executives to increase stockholder value and rewarding executives when stockholder value increases;

•

provide a competitive compensation package that is weighted heavily towards pay for performance and in which total compensation is primarily determined by company and individual results and the creation of shareholder value;

•	ensure fairness among the executive management team by recognizing the contributions each executive makes to our success;

•	foster a shared commitment among our executives by coordinating company and individual goals; and

•	compensate our executives in a manner designed to meet our long-term objectives.

Compensation Process

The Compensation Committee is responsible for determining and evaluating the executive compensation of our executives, including the named executive officers. The Compensation Committee reviews our compensation objectives and philosophies and our executive compensation program on at least an annual basis to determine if our program is effective in achieving the objectives and philosophies. Each year, the Compensation Committee makes executive salary decisions and determines the amount and mix of total compensation to be paid to our executives, including our named executive officers. The Compensation Committee may examine and consider our performance during the previous year in establishing the current year’s compensation.

In addition, the Compensation Committee may generally solicit the input of our President and Chief Executive Officer as to the compensation of our executives, including our named executive officers, other than with respect to his own compensation. Our President and Chief Executive Officer annually reviews the performance of each executive with the Compensation Committee and makes recommendations to the Compensation Committee regarding various elements of compensation for each executive. The Compensation Committee may also review data that our human resources department compiles with respect to the executive compensation policies of our peer group and industry practices.

To attract and retain talented and experienced executives whose knowledge, skills and performance are critical to our success, the Compensation Committee believes that we should competitively and fairly compensate our executives each year relative to market pay levels of our peer group and the internal pay levels of our executive officers. In determining compensation changes for our executives, including our named executive officers, we may take into account market pay levels of our peer group to determine the competitive landscape for executive talent as well as responsible market pay practices. The Compensation Committee intends to exercise its discretion when making compensation decisions, including its use of market data averages, percentile levels or other metric data, to consider the following factors, among other factors that circumstances may suggest from time to time:

•	market levels of compensation for positions comparable to the executive’s position;

•	the executive’s contributions and performance;

•	the executive’s roles and responsibilities, including the executive’s tenure in such role;

•	the Company’s needs for the executive’s skills;

•	the executive’s experience and management responsibilities;

•	the executive’s prior compensation amount and mix; and

•	the executive’s potential and readiness to contribute in the executive’s current role.

The Compensation Committee has not given any particular weight to any of these factors, but may consider them as appropriate. All pay elements are cash-based except for the long-term equity incentive program, which may be an equity-based or cash award or a combination of both. We believe that a substantial portion of each named executive officer’s compensation should be performance-based.

The Compensation Committee recognizes that there may be instances where the accounting treatment of a compensation element may have a disproportionate impact on our financial results in any given year, irrespective of whether or not such accounting impact truly reflects our operating results for that fiscal year, as is the case with changes in our accruals for insurance and legal liabilities. Accordingly, the Compensation Committee uses its discretion in evaluating our financial performance with respect to our annual incentive compensation and our long-term incentive compensation, and may exclude certain accounting measures and extraordinary items in determining whether we met our financial performance target when doing so is consistent with our compensation objectives.

Elements of Our 2009 Executive Compensation Program

Overall, our executive compensation program is designed to be consistent with the objectives and philosophies described above. We have summarized the basic elements of our executive compensation program for 2009 below and a detailed description of the compensation that we paid to our named executive officers can be found below under “2009 Compensation Program.”

Elements of Compensation Program	Description	Key Objectives Promoted
Annual Cash Compensation

Base Salary	Fixed annual cash compensation paid periodically during the year	To attract and retain talented executives

Cash Bonus	Variable cash compensation based on individual and Company performance for a one-year period	To motivate and reward achievement of personal goals, Company-wide or business unit strategic, financial or operating goals

Retirement Benefits

Retirement Savings Plan	A 401(k) retirement savings plan that enables executives to contribute a portion of their compensation with a discretionary Company matching contribution	Designed to be market competitive to attract and retain talented executives, given that most of our competitors provide a 401(k) plan

Employment and Severance Benefits

Employment Agreement	Agreements with certain of our named executive officers providing for minimum salary, incentive opportunities and severance benefits	Designed to enable the
Company to attract and retain
talented executives. Also
intended to protect the
Company’s interests through
restrictive post-employment
covenants, including non-
competition and non-solicitation
covenants

Long-Term Incentives

2007 Long-Term Incentive Plan	Stock options, stock appreciation rights, restricted stock, restricted stock units, unrestricted stock, dividend equivalent rights and cash awards	To retain and motivate our executives over a longer term and align their interests with those of the Company’s stockholders.

Other Benefits and Perquisites

Health & Welfare Benefits	Medical, dental and vision care coverage, disability insurance and life insurance	Customary benefits that enable the Company to attract and retain executive officers as most companies of our size provide similar benefits

Perquisites	Include use of mobile phones, automobile allowance, and use of company vehicles	To enhance our ability to attract and retain talented executives

2009 Compensation Program

Annual Base Salary

In light of the prolonged economic downturn, substantial deterioration of the capital markets, and significant decrease in commodity prices that occurred in the fall of 2008, our Compensation Committee initiated a review of our compensation practices. Based in part on the review and recommendation of the Compensation Committee, in December 2008, our Board of Directors implemented a program to reduce our general and administrative expenses, which included employee and executive compensation practices. With the concurrence of the Compensation Committee, our Board of Directors instituted a salary and wage freeze and, for the majority of 2009, ceased matching contributions to our 401(k) savings plan for all of our employees, including our named executive officers. As a result, the Compensation Committee determined that the annual base salaries of our named executive officers would remain unchanged from 2008 to 2009. The following table indicates the base salaries of our named executive officers for fiscal years 2007, 2008 and 2009:

Name	2007 Base Salary	2008 Base Salary	Percentage Increase from 2007 to 2008	2009 Base Salary	Percentage Increase from 2008 to 2009
Benjamin W. Hulburt	$202,465	$270,000	33.4%	$270,000	0%

Thomas C. Stabley	$155,311	$210,000	35.2%	$210,000	0%

Christopher K. Hulburt	$170,092	$210,000	23.5%	$210,000	0%

Timothy P. Beattie(1)	$—	$190,000	—	$190,000	0%

Bryan J. Clayton(2)	$—	$190,000	—	$190,000	0%

William L. Ottaviani(3)	$175,000	$195,000	11.4%	$195,000	0%

(1)	Mr. Beattie joined the Company on August 25, 2008.

(2)

Mr. Clayton joined the Company on January 15, 2008. He was promoted to Senior Vice President and Illinois Regional Manager in November 2009. Prior to his promotion, Mr. Clayton served as the Company’s Vice President and Illinois Basin District Manager from May 2008 to October 2009. From January 2008 until April 2008, Mr. Clayton served as the Company’s Illinois Basin Regional Reservoir Engineering Manager.

(3)	Mr. Ottaviani’s employment with the Company terminated effective September 8, 2009.

Annual Incentive Compensation

In 2009, our executives were eligible for annual incentive compensation awards in the form of cash compensation. The Compensation Committee established target bonus rates for our executives as illustrated in the table below. The target awards were set as a percentage of base salary as follows:

Group	Target Bonus as a % of Base Salary
Chief Executive Officer	70%
Executive Vice Presidents	45%
Vice Presidents (Business Unit Managers)	40%

For 2009, the Compensation Committee set company-wide and regional financial and operational performance targets for our executives. Under the Compensation Committee’s direction, 50% of the executive’s annual incentive compensation was determined based on these targets and the other 50% was determined based on individual performance of the executive. The Compensation Committee also established a threshold requirement that the Company must attain discretionary cash flow of $12 million before any annual incentive compensation may be paid.

The individual performance component of the annual incentive award includes an evaluation of the executive’s achievement of qualitative individual objectives that the President and Chief Executive Officer establishes for each executive at the beginning of each year, or, in the case of the President and the Chief Executive Officer, the Board establishes for the President and Chief Executive Officer. The individual performance component of the annual incentive award includes, among other criteria, an assessment of the degree to which the executive:

•	possesses the capacity and desire to acquire knowledge;

•	demonstrates appropriate knowledge and expertise;

•	demonstrates a high level of integrity in all actions;

•	motivates, challenges and develops subordinates;

•	creates or preserves value in an unfavorable economy or during periods of low or declining commodity prices;

•	performs well under mental stress;

•	encourages candor and frankness in subordinates;

•	communicates in a clear and concise manner in written and oral communications;

•	displays sound judgment;

•	seeks professional self-improvement;

•	adapts to changing situations;

•	sets and enforces high standards of conduct; and

•	enthusiastically supports corporate objectives.

The Compensation Committee may determine bonuses for the individual performance component above or below the target level, taking into account the individual executive’s performance and the Company’s results of operations and financial position at the time bonuses are awarded. No specific quantifiable goals or objectives are set and some of the qualitative objectives are personal in nature, depending on the facts and circumstances applicable to each executive. As the qualitative personal objectives are by their nature not objectively quantifiable, the portion of the target bonus payable upon the achievement of the personal objectives reflects the President and Chief Executive Officer’s subjective determination (or, with respect to the President and Chief Executive Officer, the Board’s subjective determination).

The financial and operational performance targets set by the Compensation Committee include measures that the Compensation Committee believes will increase the value of the Company, including operating cash flow, total net production, year-over-year proven reserve growth, lease operating expenses, capital budget items variance, general and administrative expenses and activity level. We develop a “P-50” plan, whereby we assume a 50% probability of achieving the plan objectives, and a “P-25” plan, whereby we assume a 25% probability of achieving the plan objectives. The Compensation Committee believes that the performance targets are accurate indicators of the executive’s impact on our operational success and provide specific standards that motivate our executives to perform in our best interest and in our stockholders’ best interests.

For 2009, the following performance targets were established for the Company and for each region in which the Company operates as follows:

Performance Target	P-50 Case	P-25 Case	Weight	Description
EBITDAX(1) or Net Cash Flow:
Company	$12.93 million	$13.69 million	20%	EBITDAX for corporate headquarters employees and Net Cash Flow for Business Unit employees
Appalachian Region	$7.50 million	$8.39 million
Illinois Region	$15.86 million	$15.95 million

Net Production:
Company	1,027 MBOE	1,057 MBOE	20%	Total Production for headquarters employees and Business Unit Production for Business Unit Employees
Appalachian Region	294 MBOE	321 MBOE
Illinois Region	733 MBOE	737 MBOE

Year-Over-Year Reserve Growth:
Company	10%	35%	20%	Proven reserve growth over previous year at constant pricing
Appalachian Region	50%	75%
Illinois Region	0%	3%

Lease Operating Expenses ($/BOE):
Company	$23.82	$23.18	20%	Net Lease Operating Expenses per net BOE produced; Calculated on a dollar per unit of production
Appalachian Region	$5.93	$5.53
Illinois Region	$30.99	$30.86

Capital Expense to Budget Variance:	Less than 10%	Less than 5%	20%	Actual to capital expense variance for approved projects; Based on operated properties only

(1)

We define “EBITDAX” as the sum of net income for the period plus the following expenses, charges or income to the extent deducted from or added to net income in such period: interest, income taxes, depreciation, depletion, amortization, unrealized losses from financial derivatives, exploration expenses and other similar non-cash charges, minus all non-cash income, including, but not limited to, income from unrealized financial derivatives, added to net income.

To determine performance against these financial and operational targets, the Compensation Committee has developed an overall performance rating based on the weighted average, as indicated in the table above, of the actual results (subject to any adjustments approved by the Compensation Committee to account for matters such as the sale or purchase of assets, pipeline curtailments and similar transactions) of each of these target measures. The Compensation Committee has set three achievement levels to be used as a guideline for the portion of the executive’s bonus attributable to the achievement of these targets. Straight-line interpolation is used to calculate payout values between any two of the three achievement levels. The following table illustrates the three achievement levels:

Achievement Level	% of Target Bonus Awarded	Description
Threshold	25% (50% of the 50% financial and operational performance component)	Achieving a 100% weighted average of the P-50 Plan objectives

Expected	37.5% (75% of the 50% financial and operational performance component)	Achieving a 100% weighted average of the P-25 Plan objectives

Exceeded	50%+ (100% – 125% of the 50% financial and operational performance component)	Achieving over 100% weighted average of P-25 Plan Objectives

By establishing performance metrics for our executives in the beginning of the year, the Compensation Committee believes these executives will be better motivated to achieve individual and company performance measures that company management, along with the Compensation Committee, have deemed important to our success.

The cash amount that each named executive officer received for annual incentive compensation for 2009 is set forth below in the Summary Compensation Table in the column “Non-Equity Incentive Plan Compensation.”

Long-Term Incentive Compensation

The Compensation Committee generally considers grants of long-term equity or incentive awards to our executives under our 2007 Long-Term Incentive Plan in February of each year. Under our 2007 Long-Term Incentive Plan, the Compensation Committee may grant stock options, stock appreciation rights, restricted stock, restricted stock units, unrestricted stock, dividend equivalent rights and cash awards to our named executive officers.

On February 12, 2009, based in part on the recommendations of our President and Chief Executive Officer, the Compensation Committee granted restricted common stock to our named executive officers under our 2007 Long-Term Incentive Plan. Mr. Benjamin Hulburt’s restricted stock grant was based solely upon a determination of the Compensation Committee. In determining to issue restricted common stock to these executive officers, the Compensation Committee considered its objectives to provide long-term incentive compensation to our named executive officers to align the interests of these officers with our stockholders, and also considered the expense to be recognized by the Company as a result of the grant. The restrictions on transfer of the restricted common stock lapse on February 12, 2012, the third anniversary of the grant date, provided that the named executive officer remains employed by us on that date. The restrictions on transfer lapse immediately upon a change in control of the Company, as such term is defined in our 2007 Long-Term Incentive Plan.

The following table shows the number of shares of restricted common stock issued to our named executive officers on February 12, 2009:

Name	Number of Shares
Benjamin W. Hulburt	82,000
Thomas C. Stabley	42,000
Christopher K. Hulburt	42,000
Timothy P. Beattie	15,200
Bryan J. Clayton	9,500
William L. Ottaviani(1)	19,500

(1)

Mr. Ottaviani’s employment with the Company terminated effective September 8, 2009. The above award of restricted common stock terminated and was surrendered effective on the date of termination of employment.

Other Benefits and Perquisites

Our named executive officers are eligible to participate in various benefit plans generally available to all of our employees. Under these plans, our named executive officers are entitled to medical, dental and vision care coverage, disability insurance and life insurance. The Compensation Committee believes that our commitment to provide these benefits demonstrates our recognition that the health and well-being of our employees contribute directly to a productive and successful work life that enhances results for the Company and our stockholders. Our named executive officers are also eligible to participate in our 401(k) plan up to applicable Internal Revenue Code limits. During 2008, the Company provided a matching contribution to the Company’s 401(k) plan; however, as a result of the Company’s salary and wage freeze for 2009, the Company ceased providing a matching contribution to the 401(k) plan beginning in January 2009. The Company resumed its matching contribution to the 401(k) plan in July 2009. In 2009, the Company also provided to all of our key employees, including our named executive officers, company paid mobile phones. The Company provides to each of Messrs. B. Hulburt, Stabley and C. Hulburt an automobile allowance of $500 per month and provides a company-owned vehicle to Mr. Beattie and Mr. Clayton. For additional information regarding benefits and perquisites, see “Executive Compensation – All Other Compensation” below.

Stock Ownership Guidelines

The Compensation Committee has not implemented stock ownership guidelines for our executive officers. The Compensation Committee will periodically review best practices and reevaluate our position with respect to stock ownership guidelines.

Tax Deductibility of Executive Compensation

Limitations on deductibility of compensation may occur under Section 162(m) of the Internal Revenue Code of 1986, which generally limits the tax deductibility of compensation paid by a public company to its Chief Executive Officer and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive officer. There is an exception to the limit on deductibility for performance based compensation that meets certain requirements.

Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation program. We believe that achieving our compensation objectives set forth above is more important than the benefit of tax deductibility and we reserve the right to maintain flexibility in how we compensate our executive officers, which may result in limiting the deductibility of amounts of compensation from time to time.

Conclusion

The Compensation Committee believes the compensation provided to our executive officers is reasonable and appropriate to facilitate the achievement of our short-term and long-term objectives. The compensation programs and policies that our Compensation Committee has designed effectively incentivize our executive officers on both a short-term and a long-term basis to perform at a level necessary to achieve these objectives. The various elements of compensation combine to align the best interests of our executive officers with our stockholders and our company in order to maximize stockholder value.

EXECUTIVE OFFICERS

The following sets forth certain information regarding executive officers of the Company. The biographies for Lance T. Shaner and Benjamin W. Hulburt, who are each a director and an executive officer of the Company, may be found above in the biographical information included for each of the nominated directors.

Name	Age	Position with the Company
Lance T. Shaner	56	Chairman and Director
Benjamin W. Hulburt	36	President, Chief Executive Officer and Director
Thomas C. Stabley	39	Executive Vice President and Chief Financial Officer
Christopher K. Hulburt	39	Executive Vice President, Secretary and General Counsel
Timothy P. Beattie	49	Senior Vice President and Appalachian Regional Manager
Bryan J. Clayton	51	Senior Vice President and Illinois Regional Manager

Thomas C. Stabley was named the Chief Financial Officer of the Company in March 2007 and was appointed an Executive Vice President in February 2008. Before that, Mr. Stabley served as the Chief Financial Officer of Rex Operating since March 2004 and Vice President of Accounting for Shaner Hotels from January 1998 to March 2004. He received his Bachelor of Science degree in Accounting from the University of Pittsburgh.

Christopher K. Hulburt was named Executive Vice President, Secretary and General Counsel of the Company in March 2007. Before that, Mr. Hulburt served as the Vice President, Secretary and General Counsel for each of the predecessor companies of the Company since April 2005. From January 2001 until April 2005, Mr. Hulburt was a senior associate for the law firm of Hodgson Russ LLP in its corporate and securities practice group. Before joining Hodgson Russ, he served as an officer in the U.S. Army’s Judge Advocate General’s Corps as a military prosecutor beginning in January 1997 and, in his last two years of service, also held the position of Special Assistant United States Attorney for the U.S. Department of Justice. He received his Bachelors of Arts degree in History/Education from Niagara University and his Juris Doctorate from Western New England College School of Law. Mr. Hulburt is the brother of Benjamin W. Hulburt.

Timothy P. Beattie was named Senior Vice President and Appalachian Regional Manager of the Company in August 2008. From January 2005 until July 2008, Mr. Beattie served as Engineering & Operations Manager of Woodside Energy (USA), Inc. From January 2004 to December 2004, Mr. Beattie worked for Dominion Exploration & Production as a Senior Staff Reservoir Engineer in their New Orleans office. During the period of July 1984 to December 2003, Mr. Beattie held various positions in reserve engineering with Shell Exploration & Production Company. Mr. Beattie received his Bachelor of Science degree in Chemical Engineering from The Pennsylvania State University and a Bachelor of Science degree (concentration in Math and Sciences) from the Shippensburg University of Pennsylvania.

Bryan J. Clayton was named Senior Vice President and Illinois Regional Manager in November 2009. Prior to his promotion, Mr. Clayton served as the Company’s Vice President and Illinois Basin District Manager from May 2008 to October 2009. From January 2008 until April 2008, Mr. Clayton served as the Company’s Illinois

Basin Regional Reservoir Engineering Manager with the primary responsibility for managing the reservoir engineering aspects of the Company’s Alkali Surfactant Polymer (ASP) enhanced oil recovery project. From September 2002 until December 2007, Mr. Clayton served as a reservoir engineer and partner of Centurion Resources, LLC. From October 1998 until July 2002, Mr. Clayton served as a reservoir engineer and director for Brighton Acquisitions, LLC. Mr. Clayton received his Bachelor of Science degree in Petroleum Engineering from the University of Tulsa.

EXECUTIVE COMPENSATION

The following executive compensation tables and related information are intended to be read together with the more detailed disclosure regarding our executive compensation program presented under the caption “Compensation Discussion and Analysis” above.

Summary Compensation Table

The following table set forth the total compensation awarded to, earned by, or paid to our named executive officers for all services rendered in all capacities to us in 2009:

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Benjamin W. Hulburt, President and Chief Executive Officer	2007	202,465	—	—	—	113,380	46,423	362,268
	2008	261,410	—	—	224,412	92,894	19,600	598,316
	2009	270,005	—	168,100	—	190,894	6,705	635,704

Thomas C. Stabley, Executive Vice President and Chief Financial Officer	2007	155,311	—	—	—	69,890	14,066	239,267
	2008	205,260	—	—	141,552	47,083	18,563	412,458
	2009	210,000	—	86,100	—	95,445	10,496	402,041

Christopher K. Hulburt, Executive Vice President, Secretary and General Counsel	2007	170,092	—	—	—	76,541	31,459	278,092
	2008	205,260	—	—	141,552	47,083	18,563	412,458
	2009	210,000	—	86,100	—	95,445	10,496	402,041

Timothy P. Beattie, Senior Vice President and Appalachian Regional Manager	2007	—	—	—	—	—	—	—
	2008	87,671	—	—	246,090	34,542	—	368,303
	2009	190,120	—	31,160	—	56,192	28,431	305,903

Bryan J. Clayton, Senior Vice President and Illinois Regional Manager	2007	—	—	—	—	—	—	—
	2008	162,709	—	—	777,962	32,542	7,576	980,789
	2009	169,491	—	19,475	—	74,927	25,785	289,678

William L. Ottaviani, Former Executive Vice President and Chief Operating Officer(5)	2007	53,846	—	—	254,350	20,000	—	328,196
	2008	191,266	25,000	—	—	34,878	13,271	264,415
	2009	149,639	—	39,975	—	—	208,368	397,982

(1)	Represents the cash bonus amount determined by our Compensation Committee with respect to services for the year indicated.

(2)

Represents the grant date fair value of awards granted during the indicated year, as determined in accordance with ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Please see the discussion of the assumptions made in the valuation of these awards in Note 14, Employee Benefit and Equity Plans, to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009. Generally, the full grant date fair value is the amount that we would expense in our financial statements over the award’s vesting schedule. These amounts reflect our accounting expense, and do not correspond to the actual value that will be recognized by the named executive officer.

(3)

Represents the cash incentive awards granted by the Compensation Committee for each of our named executive officer’s performance for the applicable calendar year. While these awards are based on performance criteria established by the Compensation Committee, the actual amounts awarded are not determined until February of the year following the calendar year being evaluated. These amounts were accrued for during the calendar year being evaluated on an estimated basis and then adjusted to reflect the actual amounts awarded. For further discussion about such amounts for the current fiscal year, see “Compensation Discussion and Analysis – 2009 Compensation Program – Annual Incentive Compensation.”

(4)	For 2009, represents the compensation as described under the caption “All Other Compensation” below.

(5)	Mr. Ottaviani’s employment with the Company terminated effective September 8, 2009.

All Other Compensation

The following table provides information regarding each component of compensation for 2009 included in the All Other Compensation column in the Summary Compensation Table above.

Name	Company 401(k) Contributions(1)	Automobile- Related Expenses(2)	Moving Expenses	Other(3)	Total
Benjamin W. Hulburt	$705	$6,000	$—	$—	$6,705

Thomas C. Stabley	$4,496	$6,000	$—	$—	$10,496

Christopher K. Hulburt	$4,496	$6,000	$—	$—	$10,496

Timothy P. Beattie	$2,276	$—	$25,000	$—	$27,276

Bryan J. Clayton	$—	$—	$21,286	$—	$21,286

William L. Ottaviani	$2,682	$4,500	$—	$201,186	$208,368

(1)	Represents company contributions to our 401(k) plan.

(2)	Represents an automobile allowance paid monthly in 2009.

(3)	Represents amounts paid to Mr. Ottaviani pursuant to his employment agreement as a result of the termination of his employment on September 8, 2009.

Grant of Plan-Based Awards

The following table provides information about plan-based awards granted to the named executive officers during 2009 under our non-equity incentive plans and equity incentive plans. In this table, the annual cash incentive compensation program is abbreviated “ACI” and the long-term incentive program is abbreviated “LTI”.

Name	Type	Date of Grant	Estimated Payout Under Non-Equity Incentive Plan Awards(1)					All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
			Threshold		Target	Maximum
Benjamin W. Hulburt	ACI		$ $	47,250 – 165,375	$70,875 – $189,000	$ $	94,500 – 236,250
	LTI	2/12/2009						82,000	—	2.05	$168,100

Thomas C. Stabley	ACI		$ $	23,625 – 82,688	$35,438 – $94,500	$ $	47,250 – 118,125
	LTI	2/12/2009						42,000	—	2.05	$86,100

Christopher K. Hulburt	ACI		$ $	23,625 – 82,688	$35,438 – $94,500	$ $	47,250 – 118,125
	LTI	2/12/2009						42,000	—	2.05	$86,100

Timothy P. Beattie	ACI		$ $	19,012 – 66,542	$28,518 – $76,048	$ $	38,024 – 95,060
	LTI	2/12/2009						15,200	—	2.05	$31,160

Bryan J. Clayton	ACI		$ $	16,949 – 59,322	$25,424 – $67,796	$ $	33,898 – 84,746
	LTI	2/12/2009						9,500	—	2.05	$19,475

William L. Ottaviani(2).	ACI		$ $	16,834 – 58,920	$22,446 – $64,532	$ $	33,669 – 84,172
	LTI	2/12/2009						19,500	—	2.05	$39,975

(1)

The estimated payout amounts represent (i) for the individual performance component of our annual incentive compensation plan, a range of 0% to 125% of the 50% individual performance component and (ii) for the business unit performance component of our annual incentive compensation plan, (a) at the threshold level, which represents achieving a 100% weighted average of our P-50 plan objectives, 50% of the 50% business unit performance component; (b) at the target level, which represents achieving a 100% weighted average of our P-25 plan objectives, 75% of the 50% business unit performance component, and (c) at the maximum level, which represents achieving the over a 100% weighted average of our P-25 plan objectives, a range of 100% to 125% of the 50% business unit performance component.

(2)

Mr. Ottaviani’s employment with the Company terminated effective September 8, 2009. All outstanding equity awards granted to Mr. Ottaviani terminated effective on the date of termination of employment.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding stock options, stock appreciation rights and restricted stock awards held by our named executive officers that were outstanding as of December 31, 2009.

Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options— Exercisable	Number of Securities Underlying Unexercised Options— Unexerci- sable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(1)		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value or Unearned Shares, Units or Other Rights That Have Not Vested
Benjamin W. Hulburt	—	—	32,500	(2)	$13.56	2/18/18	82,000	(3)	$984,000	—	—
Thomas C. Stabley	—	—	20,500	(2)	$13.56	2/18/18	42,000	(3)	$504,000	—	—
Christopher K. Hulburt	—	—	20,500	(2)	$13.56	2/18/18	42,000	(3)	$504,000	—	—
Timothy P. Beattie	—	—	30,000	(4)	$21.10	8/24/13	15,200	(3)	$182,400	—	—
Bryan J. Clayton	—	—	12,500	(4)	$13.56	2/18/18	9,500	(3)	$114,000	—	—
	—	—	75,000	(4)	$23.88	5/19/13	—		—	—	—
William L. Ottaviani(5)	—	—	50,000	(4)	$9.99	11/5/17	19,500	(3)	$234,000	—	—

(1)	The vesting dates for the above options to acquire our common stock, stock appreciation rights (“SAR”), and restricted stock are as follows:

Name	Number	Type of Award	Vesting Date
Benjamin W. Hulburt	32,500	SAR	February 19, 2011
	82,000	Restricted Stock	February 12, 2012
Thomas C. Stabley	20,500	SAR	February 19, 2011
	42,000	Restricted Stock	February 12, 2012
Christopher K. Hulburt	20,500	SAR	February 19, 2011
	42,000	Restricted Stock	February 12, 2012
Timothy P. Beattie	30,000	Stock Option	August 25, 2011
	15,200	Restricted Stock	February 12, 2012
Bryan J. Clayton	12,500	Stock Option	February 19, 2011
	75,000	Stock Option	May 20, 2011
	9,500	Restricted Stock	February 12, 2012
William L. Ottaviani(5)	50,000	Stock Option	November 6, 2010
	19,500	Restricted Stock	February 12, 2012

(2)	Represents stock appreciation rights granted pursuant to our 2007 Long-Term Incentive Plan.

(3)	Represents restricted common stock granted pursuant to our 2007 Long-Term Incentive Plan.

(4)	Represents options to acquire common stock granted pursuant to our 2007 Long-Term Incentive Plan.

(5)

Mr. Ottaviani’s employment with the Company terminated effective September 8, 2009. All outstanding equity awards granted to Mr. Ottaviani terminated effective on the date of termination of employment.

Employment Agreements with Benjamin W. Hulburt, Thomas C. Stabley, and Christopher K. Hulburt

In July 2007, we entered into employment agreements with each of Benjamin W. Hulburt, Thomas C. Stabley and Christopher K. Hulburt. The employment agreements provided for an initial annual base salary of $225,000 for Benjamin W. Hulburt and $185,000 for Thomas C. Stabley and Christopher K. Hulburt. Each employment agreement became effective on the date our initial public offering was consummated and will continue in effect until the earlier of (1) the third anniversary of the effective date of the employment agreement, (2) termination based on death or disability of the executive, (3) termination by us of the executive’s employment, and (4) voluntary termination of employment by the executive. If the executive is employed on the third anniversary of the effective date of the employment agreement, his employment agreement will be automatically extended for a one year period unless we provide the executive timely written notice that we do not intend to extend the term. In February 2008, our Compensation Committee approved an increase in the annual base salary for Benjamin W. Hulburt to $270,000 and an increase in the annual base salary of Thomas C. Stabley and Christopher K. Hulburt to $210,000, which were effective as of March 1, 2008.

Potential Payments Upon Termination or Change-In-Control

Employment Agreements with Benjamin W. Hulburt, Thomas C. Stabley and Christopher K. Hulburt

The employment agreements we have entered into with Benjamin W. Hulburt, Thomas C. Stabley and Christopher K. Hulburt each provides that we will pay severance benefits to each executive officer if (i) his employment is involuntarily terminated without cause, (ii) he elects to terminate his employment with good reason (as further set forth in the employment agreement), or (iii) if following a change in control (as defined in the employment agreement and described below), he elects to terminate his employment with good reason (as further set forth in the employment agreement) in connection with a change in control.

In each such instance, and subject to the terms of the employment agreements, we will pay to the applicable executive officer the following:

•

A lump sum in cash equal to the sum of his base salary through the date of termination, any compensation previously deferred by him (together with any accrued interest or earnings thereon) and any accrued vacation pay, to be paid within 30 days following the date of termination;

•	All vested benefits to which he is entitled under the terms of the employee benefit plans in which he is a participant on the date of such termination, payable when due under the terms of the plans;

•	A lump sum cash severance payment in an amount equal to two times his then base salary, to be paid within 60 days following the date of termination;

•

A lump sum in cash equal to the expected value of his annual cash incentive potential for the fiscal year in which such termination occurs prorated to the date of termination, to be paid within 60 days following the date of termination;

•

A lump sum equal to the product of (1) the monthly basic life insurance premium applicable to his basic life insurance coverage immediately prior to the date of termination and (2) the number of full and fractional months remaining under the term of the applicable employment agreement; and

•

Certain perquisites, other than executive life insurance, being provided to the executive on the date of termination as further set forth in each agreement for the remainder of the term of the applicable employment agreement.

Each employment agreement also provides that, upon a change in control, (i) all options to acquire any of our stock and all stock appreciation rights held by the executive officer will become fully exercisable, and (ii) all restrictions on any of our restricted stock granted to the executive officer prior to the change in control will be removed and the stock will be freely transferable, in each case, regardless of whether the conditions set forth in the relevant award agreements have been fully satisfied.

All of the employment agreements also (i) prohibit the executive officers from disclosing our confidential information and (ii) subject to certain exceptions as further set forth in each employment agreement, restrict each executive officer from engaging in any practice or business in competition with us or our affiliates for a period of one year following the date of such executive officer’s termination of employment with us.

Change in Control under 2007 Long-Term Incentive Plan

Our Compensation Committee may grant awards to our executives under our Long-Term Incentive Plan. Upon a change in control (as defined below):

•

All option and stock appreciation right awards will vest immediately and will be exercisable to the extent that their exercise or grant price, as adjusted under the terms of the 2007 Long-Term Incentive Plan, is less than the fair market value of a share of our common stock on the date of the change in control;

•

All awards denominated in shares of stock will be accelerated as of the date of the change in control and will be paid out within 30 days following the change in control (we are authorized to settle all or any portion of the value of the shares of stock in cash);

•	Awards denominated in cash will be paid to participants in cash within 30 days following the change in control;

•

Plan participants will have the earlier of (i) twelve months following such date or (ii) the expiration of the option or stock appreciation right term, to exercise any such option or stock appreciation right (except that the Compensation Committee may, in its discretion, limit the period during which vested options may be exercised to a period on or before a specified date or may require mandatory surrender of some or all outstanding options in exchange for a cash payment of specified value);

•	Restriction periods and other restriction on restricted stock or restricted stock units will lapse; and

•

Target payout opportunities attainable under all outstanding performance-based awards will be deemed to have been fully earned based on targeted performance being attained as of the effective date of the change in control.

Definition of “Change in Control”

Under both the 2007 Long-Term Incentive Plan and the employment agreements with each of Benjamin W. Hulburt, Thomas C. Stabley and Christopher K. Hulburt, a “change in control” means:

•

The Board is no longer comprised of a majority of incumbent directors, who are defined as directors who were directors on the effective date of the agreements and any successor to an incumbent director whose election, or nomination for election by our stockholders, was approved by the affirmative vote of at least two-thirds of the incumbent directors then on the Board; or

•

The Company is reorganized, merged or consolidated or the Company or any of our subsidiaries is sold, or all or substantially all of our assets are disposed of, unless (1) all or substantially all of the individuals and entities who were the beneficial owners of our outstanding common stock immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the then outstanding shares of our common stock of the corporation resulting from such transaction in substantially the same proportions as their ownership immediately prior to such transaction of our outstanding common stock, (2) an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of common stock of the corporation resulting from such transaction, except to the extent that such ownership existed prior to such transaction, and (3) at least a majority of the members of the board of directors of the corporation resulting from such transaction were incumbent directors of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such transaction; or

•

Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) acquires beneficial ownership of 30% or more of the then outstanding shares of our common stock, except for (1) any acquisition directly from us, (2) any acquisition by us, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by us or any entity controlled by us, or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (1), (2) and (3) of the immediately preceding paragraph.

Termination and Change in Control Table for 2009

The following table summarizes the compensation and other benefits that would have become payable to each named executive officer assuming his employment agreement were effective, as of January 1, 2009, his employment had terminated on December 31, 2009, given the named executive officer’s base salary as of that date, and, if applicable, the closing price of the Company’s common stock on December 31, 2009, which was $12.00. In addition, the following table summarizes the compensation that would become payable to each named executive officer assuming that a change in control of the Company had occurred on December 31, 2009.

Under the employment agreements described above, if benefits to which the executive becomes entitled are considered “excess parachute payments” under Section 280G of the Tax Code, then the executive will be entitled to an additional “gross-up” payment from us in an amount such that, after payment by the executive of all taxes, including any excise tax imposed upon the gross-up payment, he retains an amount equal to the excise tax imposed upon the payment. The following table shows the potential gross-up payment the Company would have to pay to the following named executives in the event of a change of control as of December 31, 2009.

Due to the factors that may affect the amount of any benefits provided upon the events described below, any actual amounts paid or payable may be different than those shown in this table. Factors that could affect these amounts include the date the termination event occurs, the base salary of an executive on the date of termination of employment and the price of our common stock when the termination event occurs.

In the event of involuntary termination without cause, voluntary termination for good reason or voluntary termination for good reason following a change in control, we would owe the following amounts:

Name	Severance Amount Pursuant to Employment Agreement(1)	Bonus Amount Pursuant to Employment Agreement(2)	Benefit Payments Pursuant to Employment Agreement(3)	Estimated Gross-Up Payments Pursuant to Employment Agreements	Total Payments Pursuant to Employment Agreements

Benjamin W. Hulburt	$540,000	$236,250	$7,040	$0	$783,290

Thomas C. Stabley	$420,000	$118,125	$11,021	$0	$549,146

Christopher K. Hulburt	$420,000	$118,125	$11,021	$0	$549,146

Timothy P. Beattie	$—	$—	$—	$—	$—

Bryan J. Clayton	$—	$—	$—	$—	$—

(1)

Represents cash payments equal to the named executive officer’s annual base salary as of December 31, 2009 multiplied by the applicable multiple provided for in the named executed officer’s employment agreement.

(2)	Represents maximum cash bonus potential for one fiscal year determined as of December 31, 2009.

(3)

Represents the value of continuation of medical insurance, life insurance and other perquisites for a period of one year multiplied by the applicable multiple provided for in the named executed officer’s employment agreement, assuming a five percent (5%) increase per year.

Employment Agreement with William L. Ottaviani

In August 2008, we entered into an employment agreement with William L. Ottaviani as our Executive Vice President and Chief Operating Officer. The employment agreement provided for an initial annual base salary for Mr. Ottaviani of $195,000. The employment agreement became effective on the date of Mr. Ottaviani’s appointment as our Executive Vice President and Chief Operating Officer and continued in effect until the earlier of (1) the third anniversary of the effective date of the employment agreement, (2) termination based on death or disability, (3) termination by us of Mr. Ottaviani’s employment, and (4) voluntary termination of employment by Mr. Ottaviani. The employment agreement with Mr. Ottaviani provided that we would pay severance benefits to him if (i) his employment is involuntarily terminated without cause, (ii) he elects to terminate his employment with good reason (as further set forth in the employment agreement) or (iii) if following a change in control (as defined in the employment agreement), he elects to terminate his employment with good reason (as further set forth in the employment agreement) in connection with a change in control.

On September 8, 2009, Mr. Ottaviani’s employment with the Company as its Executive Vice President and Chief Operating Officer was terminated without cause. Pursuant to the term of his employment agreement, as a result of the termination of his employment, we paid or provided Mr. Ottaviani the following severance benefits: (i) a lump sum cash severance payment paid in an amount equal to $195,000, the amount of Mr. Ottaviani’s then annual base salary, (ii) approximately $15,656, which represents the total amount for insurance premiums for medical insurance benefits paid or to be paid by us for Mr. Ottaviani and his dependents for a period of twelve months from the date of termination, (iii) $186, which represents the total amount for insurance premiums for Mr. Ottaviani’s company-provided basic life insurance policy for a period of twelve months from the date of termination, and (iv) $6,000, which represents the total amount of Mr. Ottaviani’s monthly vehicle allowance for a period of one year from the date of termination. All outstanding equity awards granted to Mr. Ottaviani under our 2007 Long-Term Incentive Plan terminated and were surrendered effective on the date of termination of his employment. The employment agreement prohibits Mr. Ottaviani from disclosing our confidential information, and, subject to certain exceptions as further set forth the employment agreement, restricts him from engaging in any practice or business in competition with us or our affiliates for a period of one year following the date of termination of employment with us.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee (1) has ever been employed by us, as an officer or otherwise, or (2) has or had any relationship with us in 2009 requiring disclosure pursuant to SEC rules. In addition, during 2009, none of our executive officers served as a member of the compensation or similar committee or as a member of the board of directors of any other entity of which an executive officer served on the Compensation Committee or Board of Directors of the Company.

COMPENSATION COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Daniel J. Churay, Chairman

John W. Higbee

John A. Lombardi

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth the beneficial ownership of the Company’s common stock for each of our current directors (including all nominees for director), for each of our named executive officers, all of our directors and executive officers as a group, and each of our known 5% stockholders. Beneficial ownership is determined in accordance with SEC rules and regulations. Unless otherwise indicated and subject to community property laws where applicable, we believe that each of the stockholders named in the table below has sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise indicated, all stockholders set forth below have the same principal business address as the Company. Information in the table is as of April 27, 2010, unless otherwise indicated.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership**		Percent(1)
Lance T. Shaner	9,094,088	(2)	20.6%

Benjamin W. Hulburt	1,406,550	(3)	3.2%

Thomas C. Stabley	543,416	(4)	1.2%

Christopher K. Hulburt	524,453	(5)	1.2%

Timothy P. Beattie	41,381	(6)	*

Bryan J. Clayton	35,681	(7)	*

Daniel J. Churay	21,782	(8)	*

John W. Higbee	36,782	(9)	*

John A. Lombardi	62,115	(10)	*

Eric L. Mattson	—		*

All executive officers and directors as a group (10 persons)	11,766,248		26.7%

*	Less than one percent (1%).

**	Pursuant to SEC rules, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power and as to which such person has the right to acquire such voting and/or investment power within 60 days.

(1)

Based on 44,104,504 shares of our common stock issued and outstanding as of April 27, 2010, which includes shares of our common stock beneficially owned by our executive officers and directors attributable to vested and exercisable stock options and stock options vesting and becoming exercisable within 60 days of April 27, 2010.

(2)

Represents (a) 7,006,022 shares held directly, (b) 5,115 shares issuable upon the exercise of stock options which will be vested and exercisable within 60 days of April 27, 2010, and (c) 648,903 shares owned by Shaner Family Partner Limited Partnership for which Mr. Shaner disclaims beneficial ownership, (d) 756,383 shares owned by The Lance T. Shaner November 2008 Grantor Retained Annuity Trust, (e) 51,454 shares owned by The Lance T. Shaner Irrevocable Grandchildren’s Trust II for which Mr. Shaner disclaims beneficial ownership, (f) 126,211 shares owned by the Shaner Family Foundation for which Mr. Shaner disclaims beneficial ownership and (g) 500,000 shares owned by The Lance T. Shaner 2009 Spousal Remainder Trust for which Mr. Shaner disclaims beneficial ownership. Mr. Shaner has pledged 1,400,000 shares of our common stock to secure a business line of credit extended by First National Bank of Pennsylvania and 500,000 shares of our common stock to secure a business line of credit extended by Graystone Bank.

(3)

Represents (a) 1,257,872 shares held by The Benjamin W. Hulburt Revocable Trust for which Mr. Hulburt disclaims beneficial ownership, (b) 1,841 shares held in a personal individual retirement account and (d) 146,837 shares of restricted common stock granted pursuant to our 2007 Long-Term Incentive Plan, which may not be sold or transferred until the vesting requirements have been satisfied.

(4)

Represents (a) 460,172 shares held directly, (b) 4,866 shares held in a personal individual retirement account and (c) 78,378 shares of restricted common stock granted pursuant to our 2007 Long-Term Incentive Plan, which may not be sold or transferred until the vesting requirements have been satisfied. Mr. Stabley has pledged 150,000 shares of our common stock to secure a personal line of credit extended by Merrill Lynch, Pierce Fenner & Smith Incorporated.

(5)

Represents (a) 446,075 shares held directly and (b) 78,378 shares of restricted common stock granted pursuant to our 2007 Long-Term Incentive Plan, which may not be sold or transferred until the vesting requirements have been satisfied.

(6)	Represents shares of restricted common stock granted pursuant to our 2007 Long-Term Incentive Plan, which may not be sold or transferred until the vesting requirements have been satisfied.

(7)	Represents shares of restricted common stock granted pursuant to our 2007 Long-Term Incentive Plan, which may not be sold or transferred until the vesting requirements have been satisfied.

(8)	Represents shares issuable upon exercise of stock options which are vested and currently exercisable or which will be vested and exercisable within 60 days of April 27, 2010.

(9)

Represents (a) 15,000 shares held directly and (b) 21,782 shares issuable upon exercise of stock options which are vested and currently exercisable or which will be vested and exercisable within 60 days of April 27, 2010.

(10)

Represents (a) 7,000 shares held directly and (b) 55,115 shares issuable upon exercise of stock options which are vested and currently exercisable or which will be vested and exercisable within 60 days of April  27, 2010.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Company Policies Regarding Related Party Transactions

We do not have a written approval policy for transactions between the Company and our executive officers and directors, but these transactions are subject to the limitations on conflicts of interest and related-party transactions found in our Code of Business Conduct and Ethics (the “Code”). Under the Code, executive officers and directors endeavor to avoid any actual, potential or apparent conflict of interest between their personal and professional relationships. Any proposed related transactions, however, may be approved in accordance with both applicable law and applicable NASDAQ rules. For approval, a committee of independent directors of the Board must approve any transaction that exceeds $5,000 or otherwise requires disclosure in the Company’s proxy statement pursuant to Item 404 of Regulation S-K.

Certain Relationships with Our Chairman

We own a twenty five percent (25%) membership interest in Charlie Brown II, LLC, a Delaware limited liability company (“Charlie Brown II”). Charlie Brown II was originally formed as a limited partnership in 2007 for the purpose of acquiring and owning an Eclipse 500 airplane, which it purchased for approximately $1,700,000. Shaner Hotel Group Limited Partnership, a Delaware limited partnership controlled by our Chairman, Lance T. Shaner (“Shaner Hotel”), also owns a twenty five percent (25%) membership interest in Charlie Brown II. The remaining 50% membership interest in Charlie Brown II is owned by an unrelated third party. The business affairs of Charlie Brown Air II are managed by three managers, appointed by each of its three members. We have designated Benjamin W. Hulburt, our President and Chief Executive Officer, as the manager representing our membership interest. Mr. Shaner has been appointed as the manager representing Shaner Hotel’s membership interest. Actions of the company must be approved by a majority of the interest percentages of the managers. Each manager votes in matters before the company in accordance with the membership interest percentage of the member that appointed the manager. Certain events, such as the sale by a member of its interest, the merger or consolidation of the company, the filing of bankruptcy, the incurrence of any indebtedness, the sale of the airplane owned by the company, or the change or termination of the management agreement described below, require the written consent of all managers. In the event that the members are unable to unanimously agree upon any of these matters within 10 days of the proposal of any such matter, an “impasse” may be declared, and the airplane will be sold by the company.

On June 21, 2007, Charlie Brown II borrowed $1,530,000 from Graystone Bank to fund the purchase of the Eclipse 500 airplane. The loan matures on June 21, 2017 and bears interest at a rate of LIBOR plus 2.5%. The loan to Charlie Brown II was originally guaranteed equally by Mr. Shaner and the unrelated third party member; however, on February 27, 2009, our subsidiary, Rex Energy Operating Corp., and Shaner Hotel each agreed with Graystone Bank to each guaranty up to twenty five percent of the principal balance of the loan and Mr. Shaner’s personal guaranty thereafter terminated.

Charlie Brown II also entered into a First Amended and Restated Aircraft Joint Ownership and Management Agreement on June 21, 2007 with Charlie Brown Air Corp., a New York corporation owned by Mr. Shaner (“Charlie Brown Air Corp.”). Pursuant to this agreement, Charlie Brown Air Corp. agreed to provide certain aircraft management services to Charlie Brown II, such as routine and scheduled aircraft maintenance, flight crew training, cleaning, inspections, flight operations and scheduling. In addition, Charlie Brown Air Corp. agreed to provide a flight crew to operate the aircraft and storage space in its hanger for storage of the aircraft. In exchange for these services, Charlie Brown II agreed to pay its proportionate share of Charlie Brown Air Corp.’s fixed costs, including crew, hanger and insurance costs, and a per hour flight charge to be determined by Charlie Brown Air Corp. consistent with current local market rates charged by similar flight operation companies. For the year ended December 31, 2009, we paid $152,775 to Charlie Brown II for debt service payments, flight services and related expenses, and retainer fees charged by Charlie Brown Air Corp.

We also have an oral month-to-month agreement with Charlie Brown Air Corp. regarding the use of two of its airplanes. Under our oral agreement with Charlie Brown Air Corp., we pay a monthly fee for the right to use the airplanes equal to our percentage (based upon the total number of hours of our use of the airplanes) of the monthly fixed costs for the airplanes, plus a variable per hour flight rate that ranges from $400 to $2,500 per hour. The total monthly fixed costs for the airplanes are currently approximately $3,000 per month. For the year ended December 31, 2009, we paid Charlie Brown Air Corp. $36,160 in relation to these services.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING OF STOCKHOLDERS

SEC rules provide that we must receive stockholders’ proposals intended to be presented at the 2011 Annual Meeting of Stockholders by February 24, 2011 to be eligible for inclusion in the proxy materials relating to that meeting. Stockholder proposals must be submitted in writing to the Secretary at Rex Energy Corporation, 476 Rolling Ridge Drive, Suite 300, State College, Pennsylvania 16801. The proposal must otherwise comply with all requirements of the SEC for stockholder proposals.

Under our Bylaws, a stockholder may nominate one or more persons for election as directors at any annual meeting of stockholders or propose business to be brought before the annual meeting of stockholders, or both, only if:

•	such business is a proper matter for stockholder action;

•	the stockholder has given timely notice in proper written form of such director nomination(s) or such proposed business; and

•	the stockholder is a stockholder of record of the Company at the time of giving such notice and is entitled to vote at the annual meeting.

To be timely, a stockholder’s notice must be delivered to and received by the Secretary of the Company at the principal executive offices of the Company not less than 120 days in advance of the first anniversary of the date of the Company’s proxy statement released to stockholders for the preceding year’s annual meeting. In the event the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s annual meeting, delivery of such proposal by the stockholder, to be timely, must be so delivered not later than the close of business on the later of (a) the 120th day prior to such meeting, or (b) the tenth day following the day on which public announcement of the date of such meeting is first made. The public announcement of an adjournment of an annual meeting does not commence a new time period for the giving of a stockholder’s notice as described above. Under our Bylaws, the term “public announcement” means disclosure in a press release reported by Dow Jones News Service, Associated Press or a comparable national news service, in a document publicly filed by the Company with the SEC, or in a notice pursuant to the applicable rules of an exchange on which the Company’s securities are then listed.

Our Bylaws provide that a stockholder’s notice must be in writing and must set forth:

•

the name and address of the stockholder, as set forth in the Company’s books and records, who intends to make the nomination(s) or propose the business and the beneficial owner, if any, on whose behalf the proposal is made;

•

in the case of a nomination of director(s), (a) a description of all agreements, arrangements or understandings between the stockholder and each nominee or any other person or persons (naming such person or persons) pursuant to which the nomination(s) are to be made, (b) any other information relating to such nominee(s) that would be required to be included in a proxy statement filed under the current rules of the SEC, and (c) the nominee(s)’ written consent to serve as director if elected; and

•

in the case of other business proposed to be brought before the annual meeting, (a) a brief description of such business, (b) the reasons for conducting such business at the annual meeting, (c) any material interest the stockholder has in such business, and (d) any other information that is required to be provided by the stockholder under the current rules of the SEC with respect to stockholder proposals.

A stockholder shall also comply with all applicable requirements of the Exchange Act, the rules and regulations thereunder, and all other policies and procedures of the Company with respect to the above described matters. The Board, a committee thereof, the Chief Executive Officer or the President may refuse to acknowledge the nomination of any person or the proposal of any business not made in compliance with the foregoing procedures.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires each director, officer and any individual beneficially owning more than 10% of the Company’s common stock to file with the SEC reports of security ownership and reports on subsequent changes in ownership. These reports are generally due within two (2) business days of the transaction giving rise to the reporting obligation.

Based solely on our review of copies of reports that persons required to file reports under Section 16(a) of the Exchange Act furnished to us, we believe that, for the year ended December 31, 2009, all filings required to be made by reporting persons with respect to the Company were timely made in accordance with the requirements of the Exchange Act.

OTHER MATTERS

The Board does not intend to bring any other business before the Annual Meeting and it is not aware that anyone else intends to do so. If any other business comes before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote as proxies in accordance with their best judgment.

By Order of the Board of Directors,

Christopher K. Hulburt

Secretary

State College, Pennsylvania

April 30, 2010

Electronic Voting Instructions

You can Vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 23, 2010

Vote by Internet
		•	Log on to the Internet and go to www.investorvote.com/REXX
		•	Follow the steps outlined on the secured website.
Vote by telephone
		•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
		•	Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in	☒
this example. Please do not write outside the designated areas.

▼	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
	01 - Lance T. Shaner	☐	☐	02 - Benjamin W. Hulburt	☐	☐	03 -Daniel J. Churay	☐	☐

	04 - John A. Lombardi	☐	☐	05 - John W. Higbee	☐	☐	06 - Eric L. Mattson	☐	☐

For Against Abstain

2.	Ratification of the Appointment of Malin, Bergquist & Company, LLP as our Independent Registered Public Accounting firm for 2010.			☐ ☐ ☐

B	Non-Voting Items
Change of Address — Please print new address below.		Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Note: Please sign exactly as your name appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 —Please keep signature within the box.	Signature 2 —Please keep signature within the box.
/ /

¢	6 1 B V	+

016K3B

▼	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

Proxy — REX ENERGY CORPORATION

Annual Meeting of Stockholders – June 24, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder hereby appoints Benjamin W. Hulburt and Christopher K. Hulburt as Proxy to represent and to vote, as designated on the reverse, and in the discretion on any other business which may properly come before the Annual Meeting of the Stockholders (the “Annual Meeting”), all the shares of stock of Rex Energy Corporation (the “Company”), held of record by the undersigned on April 27, 2010, at the Annual Meeting to be held on June 24, 2010, or adjournments thereof. If this proxy card is executed and no direction is given, such shares will be voted “FOR” each proposal and in the discretion of Benjamin W. Hulburt and Christopher K. Hulburt on such other business as may properly come before the meeting.

YOU MAY RECEIVE MORE THAN ONE PROXY CARD FOR SHARES OF COMMON STOCK THAT YOU OWN DEPENDING ON HOW YOU OWN YOUR SHARES. PLEASE COMPLETE, SIGN AND RETURN EACH PROXY CARD THAT YOU RECEIVE AS EACH CARD REPRESENTS SEPARATE SHARES OF COMMON STOCK HELD BY YOU.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH PROPOSAL

(Continued and to be signed on the reverse side)